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Company Name: BioTe Holdings, LLC

Event: ICR Conference 2022

Date: January 12, 2022

<<Mike Cavanaugh, Managing Director, ICR Westwicke>>

Good morning. This is Mike Cavanaugh, managing director in ICR Westwicke Investor Relations Group. Thank you for joining us today for the Biote presentation at the ICR Conference 2022. Presenting today is Terry Weber, Biote’s Chief Executive Officer. Biote is a women-led high growth medical practice building company sitting at the intersection of healthcare consumer with demonstrated brand loyalty and a sales trajectory poised to disrupt the underserved and multi-billion dollar hormone optimization space. If anybody has any questions during the presentation, please utilize the chat feature in the live stream platform.

Before we begin, I’d like to remind you that today’s presentation will include information about our future expectations, plans and prospects that constitute forward-looking statements within the meaning of securities laws Safe Harbor provisions, and that are subject to risks, uncertainties and other factors that could cause our actual results to differ from historical results or from the forecasts. In addition, any forward-looking statements represent Biote’s views only as of today and should not be relied on as representing our views as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our views change.

With that thanks again for joining us and I’ll turn the call over to Terry Weber, Chief Executive Officer.

<<Terry Weber, Chief Executive Officer>>

Thank you, Mike. I’m Terry Weber, the CEO of Biote, and it’s my privilege to be presenting to you at our inaugural ICR Investor Conference. Biote is new to the public markets, and I look forward to sharing more about our company right now. These are exciting times at Biote. On December 13th, we announced the signing of our business combination agreement with the Haymaker SPAC Group, and we’ll be filing our proxy in the near future.

Before I get started sharing the history and the progress and story of our business, let me share with you why Haymaker was excited about the performance of Biote. These numbers speak for themselves, but I’ll highlight that Biote is 11 times larger than our next largest competitor and we’re part of the $17 billion anti-aging market. Biote is an asset-light company with exceptional margins and accelerated growth and a loyal customer base.

So let me tell you now about the story of Biote. Biote is transforming healthy aging. Since about 2012, Biote has been innovating in this hormone optimization therapy market. We’re a high growth high profit company, and I’m proud to say, even in 2020, a difficult COVID year for healthcare, we had a revenue of $116 million and an EBITDA of $33 million and we’re growing rapidly. We had a CAGR of 21% on revenue in the last five years. We’ve built this commercial operating expertise with over 4,700 providers in 2,800 clinics, yet that represents less than 2% of the addressable market. Our treatment platform is proprietary and there are high barriers to entry in this market, making it difficult for competitors to gain a toehold. We’re 11 times larger than the closest competitor in a highly fragmented market and we’ve got great retention rates for our providers, which is 90%.

Regardless of how careful we all are with our preventative care, after the age of 40 many of us experience a variety of symptoms or live with somebody who does. What did the symptoms listed on the left have in common? They’re all linked to hormone deficiency and hormone deficiencies and medical condition like hypertension and diabetes and can affect one’s general health and absolutely the quality of life. If you look at the right hand side of the slide, it talks about research that has shown that hormone deficiency has also been linked to diseases such as heart disease, breast cancer and osteoporosis, all very serious diseases for the aging population. According to a study published in the American Journal of Obstetrics and Gynecology, hormone optimization improves a wide range of symptoms. If you look at the left hand column, let’s take hot flashes and night sweats, for example. As you can see from this chart and you may not be aware of 81% of patients in menopause experience hot flashes and night sweats, but after hormone optimization, 90% of those same patients experience relief from hot flashes and night sweats. And our patients see similar levels of relief from symptoms such as insomnia, depression, lethargy and more.

Now let’s look at the size of the target patient population. Approximately 200 million Americans are affected by hormonal imbalances. Women experience a 67% reduction in estradiol between the mid-40s and the mid-50s. And there’s over 47 million women in the U.S., who are affected by menopausal symptoms, yet only 28% are currently undergoing treatment. Men experience a 44% reduction in testosterone between the ages of 30 and 74, a longer period of decline. And this condition affects 40% of men over 45, yet only 10% to 12% are receiving testosterone therapy. And if you look at the right hand of the slide, our core business is hormone therapy, which represents a $7 billion domestic market, but there’s ample opportunity for growth with a CAGR forecasted of 7% in the next five years. So this is a growing market that has barely touched a highly underserved population.

And when considering the options for hormone replacement, the Biote method is well positioned to become a mainstream therapy, primarily because our protocols are administered by a Biote certified medical practitioner using personalized dosing and delivering a sustained-release product, which results in strong patient acceptance and compliance. And if you look at the left hand side of the slide, you’ll see the size of the pellet our practitioner uses in our therapy. It’s about the size of a grain of rice. So these small bioidentical hormone pellets are placed subcutaneously in the backside or the flank of a patient.

And on the right hand side, you’ll see several hormone therapy options that you may have heard about that are often cumbersome and time consuming, whether it’s a prescription cream, patches, pills or injectables. And I want you to appreciate that if a patient doesn’t use a sustained-release product like Biote and the pellets they’ll need to take one to three pills per day or injections biweekly or weekly instead of the two to three procedures per year with a Biote method.

So we offer a high quality hormone therapy administered in a bioidentical form, which is very important to our patient group. Our proprietary BioTracker system gives guidance to our practitioners that they’re dosing patients correctly. We also offer differentiated nutraceuticals and cosmeceuticals that complement our hormone protocols, but currently 82% of our business is in hormone therapy.

Now I’d like to talk about our operating experience. In the last several years, we’ve built up the infrastructure to support the accelerated growth of sales. So currently the sales team has over 80 highly trained and experienced support staff, and we’ve placed them throughout the U.S. And we’re expanding that department 50% in the next 12 months. Our marketing team uses state-of-the-art technology to target and engage practitioners and patients where they want to be met. We’ve built a world-class in-house agency that delivers data driven, omni-channel communication strategies.

We operate a large national training center in Dallas, which can train up to 250 practitioners at a time and five regional training centers. We employ 17 clinical staff and 69 experienced professional mentors who are our practitioners that are highly experienced and match up with our new practitioners for a 24-month period. And they provide ongoing training and evaluation of our providers in the field, our customer support call center’s fastest growing group in the company so we’ve geared up in 2021 for direct-to-consumer and telemedicine. And you look at the bottom half of the slide, we’re talking about a Biote, we’re committed to quality research. We’re making a significant investment to validate our protocols and advance the science.

We’ve recently published a nine-year breast cancer study and a safety study, both in peer review journals. In summary, on the safety study, we had a complication rate of less than 1%. And this slide talks to our robust financial performance. So as you can see, we have a track record of five years of growth and Biote is well positioned for future growth and profitability. We have rising cash flow, expanding sales growth and 2021 finished up as a very strong year.

And we’re also forecasting strong growth for the next two years. We’re projecting accelerated growth in both revenue and EBITDA in 2022. So our business model is highly capital efficient and we’re primed for an exponential scaling. So I’ve reviewed the size of the current market and the TAM of 200 million Americans with these symptoms, 80% untreated. And there’s ample opportunity for growth of that forecasted CAGR of 7% in the next five years.

If you look at the right hand slide, I talk about our over 300,000 active Biote patients. So this large database of patients allows us to extrapolate a clear demographic picture of our existing patients, but also the addressable market. So it’s interesting to note, if you look at the bottom sphere that 50% of the Biote patient base makes less than $100,000 in household income annually. So ours is a private pay therapy that nearly everyone can afford. It costs approximately $4 a day for women and $4.50 for men so literally less than a cup of coffee. And if you look at the top two spheres, the vast majority of our patients, both male and female are between those ages of 45 and 64, which again supports our robust market opportunity.

This slide talks about the proprietary Biote model, you can almost consider it like a franchise model. It really begins with an end-to-end proprietary platform for our practitioners. You can see on the left, it starts with brand awareness. The introduction of the provider journey with Biote is often from a referral or more recently in our marketing department for lead generation.

And then we provide industry-leading didactic and in clinic certification training. So our practitioners pay to attend our training and then they’re tested and upon completion received certification. And we provide those experienced clinical mentors I mentioned earlier throughout the country and a 24/7 therapy line for assistance. We literally create a safety net for our practitioners. And we provide high quality of hormone pellets as part of this complete end-to-end therapy platform. But we also feel very good about this competitive moat for variety of reasons.

First, Biote has a proprietary tracking system and it keeps all of our practitioners and their offices up to date on state and federal compliance. Second, we’ve got – we’ve developed a proprietary operating model that’s based on 30 years of patient experience. We update it regularly based on ongoing research. And third and finally, the critical step is we train both our practitioners and their front and back office staff in the best clinical practices, it also in patient marketing and consultative services.

And all of this results in greater practice in patient retention. So it’s our proprietary business model that sets us apart from the competition. And the closest competitor has only a fraction of this provider market. And there have been others chasing Biote for over nine years and they’ve struggled to compete. If you look at the top graph, you’ll see the extraordinary growth in the number of certified clinics in the last four years.

And the bottom half of the slides, a very interesting slide because it’s the physician economics, the value we bring to these providers. So at Biote, we’ve created a very unique business model that delivers provider clinic economics in a material manner. Our business model offers a profitable therapy to the practice from day one after they leave training, so if you take a look at the bottom graph, really documents in that 4,700 clinics. Our average clinic is making a 100,000 in profit from their Biote business annually. And our top 100 clinics are approaching 500,000 in their Biote profit each year.

So we help them understand and clinically train from the beginning in their education. And then we help them stay with a very efficient practice, help them grow their practices and really have excellent patient outcomes over the years. In Biote, we derive our revenues by contractually sharing in the profit generated from each procedure that’s performed by the practitioners.

So let me breakdown the potential provider market that we’re talking about. So we currently have over 4,700 practitioners in 2,800 clinics. And we do as target practitioners as family practice, OB/GYN, internal medicine, and urology. And there’s over 260,000 of those specialists in the U.S. alone. And we’ve got additional providers who treat our patients that are nurse practitioners, mid-levels PAs and then we have other specialties like cardiologists who treat our patients, and that increases the universe to 1.2 million potential providers in the U.S. for us to target. So it’s a very big market. And the real growth opportunity is in front of us.

So let me show you how we’re going to reach that potential. It’s a very interesting slide. We began in Texas and we spread continuously through the states nearby through referrals. We primarily operate in the 10 core states that are shown here that collectively generate 70% of our revenue, but we’re not even saturated in these states. There’s still room to grow in our core geography.

And as we look to the future and the much larger opportunity expanding in the U.S., we’re expanding into the remaining states. In 2021, we had very successful expansion into Northern California, Southern California, the Mid-Atlantic, the Midwest and Northeast, and that’s been a very successful growth into the white space.

And we look to expand even further. We’ve got nearly 200 successful practices in Puerto Rico, and we plan to focus on international expansion in the first half of 2023. But as you can see, even in the U.S., we have a solid base of providers and patients in a core number of states, but we’ve just begun to scratch the surface. The majority of our growth is still ahead of us. So as you can see, this is a geographic scale model of the Biote business. It’s both predictable and capital efficient. So we have a blueprint to achieve this accelerated growth in the years to come. So this is a classic scale of commercial operations to a very well targeted provider group.

And so as you can see from this slide, our revenue and EBITDA growth has been impressive in the past. Our margins remain strong and we’re focusing on the orange columns in these charts, which detail projected growth. So with our unique and predictable commercial scale strategy, we’re forecasting the accelerated book growth in both revenue and EBITDA going forward.

The performance and the solidity of our business couldn’t take place without a great operating team. So this is introducing slide to my group. I’ve got a highly experienced group of professionals. They’ve scaled businesses in both healthcare and consumer. We’re supported by an exceptional clinical and scientific research groups. And my team is entrepreneurial. You should have seen us pivot in COVID. So we were actually able grow through CAPE COVID and had a very strong 2020 and 2021. And we’re committed to our mission, we’re very mission based at Biote and we’re committed to the continued growth of the company.

So if I go to the next slide. Before I conclude, I’d like to take a minute to introduce you to the key leaders in Biote and Haymaker. So I’ve been an innovator at companies across a wide variety of industries, including many consumer brands. I’m an operator, I’m experienced in scaling businesses by growing the geographic profile. So I brought those skills to Biote to continue this accelerated growth. My Chairman is Marc Beer. He brings more than 25 years to development commercialization experience from across the healthcare sectors. He’s a serial entrepreneur with a track record of successfully growing three public sector healthcare companies. So his experience is going to be a valuable asset as we continue this expansion.

Dr. Sackner-Bernstein, who’s Biote’s Chief Medical Officer, he’s cardiologist by training served on faculty of Columbia University. And his experience spans medical product development, biologics, and medical devices. He’s got experience in senior physicians at the FDA, bringing us that regulatory leadership we need. There are partners from the Haymaker SPAC that are truly special.

Steve and Andy Heyer have a background in this type of investing. This is their third SPAC. Steve’s background is in consumer consulting and as an operator. Steve led Young & Rubicam, the advertising agency. He was the number two at Turner Broadcasting under Ted Turner. He was the President of Coca-Cola companies and where he was also the CEO of Starwood Hotels. He brings vast consumer experience to this board of directors.

Andy Heyer’s background is in banking and private equity in consumer businesses. Andy’s also Chairman of the University of Pennsylvania Healthcare System. So this Haymaker team brings consumer marketing and operational experience. That’s going to further fuel Biote’s exceptional growth into this intersection of healthcare and consumer.

So we’re an established high growth. We’re a high profit disruptor in this multi-billion dollar hormone optimization space that you’re going to hear a lot more about in the years to come as the population ages, both in the U.S. and internationally. We’re excited to become a public company and further educate the markets, how Biote’s transforming healthy aging. So I thank you for your time today. I look forward to meeting you in the future, and I’m happy to answer any questions now.

This maybe the first time I’ve had no questions. I think we all need a meditation moment as we think about COVID rolling through all of our offices. So I’m excited to present to you. I’m really hoping that we’ll have a lot of questions in the future as you really think about hormone optimization, the aging population. I can’t wait to introduce you more to who Biote is. We have great potential as the brand name in a very, very interesting new market. And I think you’ll be excited to learn more about us in the future.

<<Mike Cavanaugh, Managing Director, ICR Westwicke>>

And with that, I’d just like to thank everybody again for joining us today. Please feel free to reach out to anybody on the Westwicke team. We’d love to tell you more about the great Biote story. Thanks, again, and have a great rest of the conference.

<<Terry Weber, Chief Executive Officer>>

Well, see you soon.

Important Information About the Business Combination and Where to Find It

As previously announced, Haymaker Acquisition Corp. III, a Delaware corporation (the “Company”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Haymaker Sponsor III LLC, a Delaware limited liability company, BioTe Holdings, LLC, a Nevada limited liability company (“BioTE”), BioTe Management, LLC, a Nevada limited liability company, Dr. Gary Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the members’ representative. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

This briefing relates to a Business Combination between the Company and BioTE. A full description of the terms of the Business Combination will be provided in a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company, which will be mailed to its stockholders once definitive. This briefing does not contain all the information that should be considered concerning the Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and other documents incorporated by reference or filed in connection with the Business Combination, as these materials will contain important information about BioTE, the Company and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to stockholders of the Company as of a record date to be established for voting on the Business Combination. Stockholders of the Company will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a written request to: Haymaker, 501 Madison Avenue, 12th Floor, New York, NY 10022.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s registration statement on Form S-1, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a written request to Haymaker, 501 Madison Avenue, 12th Floor, New York, NY 10022. Additional information regarding the interests of such participants will be contained in the proxy statement for the Business Combination when available.

BioTE and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the Business Combination when available.

Forward-Looking Statements

This briefing contains certain “forward-looking statements” within the meaning of the federal U.S. securities laws with respect to the Business Combination between the Company and BioTE, the benefits of the transaction, the amount of cash the transaction will provide BioTE, the anticipated timing of the transaction, the services and markets of BioTE, the Company’s expectations regarding future growth, results of operations, performance, future capital and other expenditures, competitive advantages, business prospects and opportunities, future plans and intentions, results, level of activities, performance, goals or achievements or other future events. These forward-looking statements generally are identified by words such as “anticipate”, “believe”, “expect”, “may”, “could”, “will”, “potential”, “intend”, “estimate”, “should”, “plan”, “predict”, or the negative or other variations of such statements, reflect the Company’s management’s current beliefs and assumptions and are based on the information currently available to the Company’s management. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of the Company’s securities; (ii) the risk that the transaction may not be completed by the Company’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by the Company; (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the Business Combination Agreement by the stockholders of the Company, the satisfaction of the minimum cash amount following any redemptions by the Company’s public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the lack of a third-party valuation in determining whether or not to pursue the proposed transaction; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement; (vi) the effect of the announcement or pendency of the transaction on BioTE’s business relationships, operating results and business generally; (vii) risks that the proposed transaction disrupts current plans and operations of BioTE; (viii) the outcome of any legal proceedings that may be instituted against BioTE or the Company related to the Business Combination Agreement or the proposed transaction; (ix) the ability to maintain the listing of the Company’s securities on a national securities exchange; (x) changes in the competitive industries in which BioTE operates, variations in operating performance across competitors, changes in laws and regulations affecting BioTE’s business and changes in the combined capital structure; (xi) the ability to implement business plans, forecasts and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; (xii) the risk of downturns in the market and BioTE’s industry including, but not limited to, as a result of the COVID-19 pandemic; (xiii) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions; (xiv) the inability to complete the Truist debt financing; and (xv) risks and uncertainties related to BioTE’s business, including, but not limited to, those related to regulation, its supply chain, its executive influence, its limited operating history, highly competitive markets and competition, data privacy and cybersecurity, its ability to grow, its financial condition and potential dilution, its forecasts, expansion, intellectual property, current or future litigation, capital requirements and the need for additional capital, physician training, relationships with physicians, its key employees and qualified personnel, third-party manufacturers, regulatory scrutiny of the pharmacy compounding industry, health care fraud and abuse, HIPAA, and its nutraceutical business. The foregoing list of factors is not exclusive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of proxy statement, when available, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and neither BioTE nor the Company assume any obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements. Neither the Company nor BioTE gives any assurance that either the Company or BioTE, or the combined company, will achieve its expectations.

No Offer or Solicitation

This briefing is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination or any other matter and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company, BioTE or the combined company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.